Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) dated as of September 30, 2023, is by and between Atlas Lithium Corporation, a Nevada corporation (the “Company”), with U.S. corporate headquarters at 1200 N. Federal Hwy, Suite 200, Boca Raton, FL 33432 and Igor Tkachenko (“ITK”), a U.S. citizen with an address at 99 Wall Street #392, New York, NY 10005.

Each of the Company and ITK is a “Party”, and together, they are the “Parties”.

The Parties agree to the following terms:

1.	Retention of ITK. Subject to the terms and conditions set forth in this Agreement, the Company hereby retains ITK on a full-time basis to perform the services set forth in this Agreement, and ITK accepts this retention on the terms and conditions set forth in this Agreement. ITK shall not take any role as executive, or member of the management team of any company, whether private or public, during the time of this Agreement unless authorized in writing by the Company.

2.	Term. This Agreement shall commence on September 30, 2023 (the “Start Date”) and shall continue in effect until December 31, 2026 (the “Termination Date”) or until the time this Agreement is terminated in accordance with the terms herewith. This Agreement may be renewed upon the Parties’ mutual consent.

3.	Termination.

a)	During the Term, of this Agreement may be terminated at any time by mutual written agreement of the Parties. The Company shall have the right to terminate this Agreement during the Term if ITK is in material breach of this Agreement and fails to cure the breach within ten (10) days of receiving a written, detailed notice from the Company describing the breach (the “Company Notice”). The board of directors of the Company shall have full discretion to determine whether ITK has materially breached this Agreement.

b)	This Agreement will terminate automatically upon ITK’s death, or in the event ITK becomes disabled and such disability substantially impairs ITK’s ability to carry out his obligations hereunder.

c)	In the event that this Agreement is terminated pursuant to the terms of this Section 3, no additional payments will become due and owing past the termination date. Upon the end of the Term, ITK will discontinue any further services hereunder.

4.	Scope of Work. The services to be performed by ITK under this Agreement (the “Work”) shall consist of all tasks assigned by the Chief Executive Officer of the Company, including, but not limited to, the following:

●	Supervision of the Company’s communications efforts, including investor relations firm, website, social media, and other communication channels;
●	Joint engagement and collaboration with the Company’s development of strategies related to its growth plans, including relationships with investment banks and funds;
●	Joint engagement and collaboration with Company’s efforts and eventual agreements with lithium concentrate buyers; and
●	Other services to developed and assigned during the course of this Agreement.

5.	Title. ITK shall have the following title: Vice President of Corporate Strategy.

6.	Base Compensation. The Company shall pay ITK an annual gross fee of $420,000 during the Term of this Agreement (to be prorated in the event of earlier termination pursuant to the terms of Section 3 hereof) (the “Annual Fee”). The Annual Fee shall be payable in monthly installments of $35,000 (the “Monthly Installments”) in accordance with the Company’s regular payroll practices in effect from time to time. In the event of a material breach that has not been cured as contemplated in Section 3(a) hereof, the Company shall not owe ITK any Monthly Installments for the period of time when the material breach was identified pursuant to the Company Notice.

7.	Stock Compensation. During the term of this Agreement, ITK shall have the opportunity to earn stock compensation in the form of common stock shares of the Company as follows:

a)	If and when the Company reaches for the first time $200 million U.S. dollars in market capitalization as determined by Bloomberg L.P. (“Bloomberg”), ITK shall receive a number of fully vested shares of the Company’s common stock, par value $0.001 (the “Common Stock”) equivalent to 0.20% of the then outstanding shares of Common Stock; and

b)	If and when the Company reaches for the first time $300 million U.S. dollars in market capitalization as determined by Bloomberg, ITK shall receive a number of fully vested shares of the Common Stock equivalent to 0.20% of the then outstanding shares of Common Stock; and

c)	If and when the Company reaches for the first time $400 million U.S. dollars in market capitalization as determined by Bloomberg, ITK shall receive a number of fully vested shares of the Common Stock equivalent to 0.20% of the then outstanding shares of Common Stock; and

d)	If and when the Company reaches for the first time $500 million U.S. dollars in market capitalization as determined by Bloomberg, ITK shall receive a number of fully vested shares of the Common Stock equivalent to 0.20% of the then outstanding shares of Common Stock; and

e)	If and when the Company reaches for the first time $600 million U.S. dollars in market capitalization as determined by Bloomberg, ITK shall receive a number of fully vested shares of the Common Stock equivalent to 0.20% of the then outstanding shares of Common Stock; and

f)	If and when the Company reaches for the first time $800 million U.S. dollars in market capitalization as determined by Bloomberg, ITK shall receive a number of fully vested shares of the Common Stock equivalent to 0.20% of the then outstanding shares of Common Stock; and

g)	If and when the Company reaches for the first time $1 billion U.S. dollars in market capitalization as determined by Bloomberg, ITK shall receive a number of fully vested shares of the Common Stock equivalent to 0.20% of the then outstanding shares of Common Stock; and

h)	Notwithstanding the conditions described in this Section 7, if and when the Company undergoes a change of control (“Change of Control”), then and only then, any such items a through g of this Section 7 that have not occurred at the time of the change in control (“Items Not Occurred”) shall be accelerated and ITK shall then receive an aggregate number of fully vested shares of Common Stock equivalent to the sum of the Items Not Occurred, with such calculated number not to exceed a maximum of 1.40% of the then outstanding shares of Common Stock. For purposes of this Agreement, “Change of Control” shall have the meaning defined in the Company’s Stock Plan as filed with the Securities and Exchange Commission.

8.	Expense Reimbursement. For expenses of ITK in connection with rendering Services and work-related travel under this Agreement, ITK shall be reimbursed by the Company in cash promptly upon submission of the expense receipts by the ITK to the Company in the form acceptable to the Company, provided that any expense above $1,000 shall be authorized by the Company in writing prior to ITK incurring such expense. Reimbursable expenses shall include work-associated travel expenses such airfare, transportation, accommodations and meals during travel. ITK shall be allowed to claim Brazilian Portuguese language tutoring expenses to no exceed $200 per month. ITK shall be reimbursed for business class (or equivalent) airfare on flights which last four hours or greater.

9.	Covenants by ITK. ITK hereby agrees to disclose to the Company within two business days: i) any inquiries or other contact from any entity pertaining to any executive work-related activity involving ITK; and ii) any material events affecting, or which may reasonably be expected to affect, ITK’s ability to perform the Work.

10.	Confidential Information. All information which ITK may now possess, may obtain during or after the term of this Agreement, or may create prior to the end of the term of this Agreement relating to the business of the Company or its affiliates or subsidiaries or of any of their respective customers or vendors (collectively, the “Confidential Information”) shall not be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the term of this Agreement or used by him, except during the term of this Agreement in the business and for the benefit of the Company without the prior written consent of the Company. ITK shall return all tangible evidence of such Confidential Information to the Company prior to or at the end of the term of this Agreement. This Agreement is also confidential, except to the extent required to be disclosed pursuant to applicable laws. ITK agrees that he will not disclose, publicize, or discuss any of the terms or conditions of this Agreement with anyone, except his attorney, and/or accountant, or as otherwise required by law. In the event ITK discloses this Agreement or any of its terms or conditions to his attorney, and/or accountant, it shall be his duty to advise said individual(s) of the confidential nature of this Agreement; and direct them not to disclose, publicize, or discuss any of the terms or conditions of this Agreement with anyone else.

11.	Non-Compete.

a)	In view of the ITK’s knowledge of the trade secrets and other proprietary information relating to the business of the Company and its subsidiaries and their customers and dealers which ITK has heretofore obtained and is expected to obtain during the Term of this Agreement (the “Employment Period”), and in consideration of the compensation to be received hereunder, ITK agrees that he will not during the Employment Period and for one year thereafter Participate In (as such term hereinafter defined) any other mining or mineral exploration business with a majority of its operations in Brazil.

b)	The term “Participate In” shall mean: “directly or indirectly, for his own benefit or for, or through any other person, firm, or corporation, own, manage, operate, control, loan money to (provided, that an investment in debt instruments issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, shall not be deemed to be a loan), or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, ITK, agent, independent contractor, or otherwise with, or acquiesce in the use of his name in.”

c)	During the Employment Period and, for a period of one year after the Termination Date, ITK will not directly or indirectly: (i) reveal the name of, solicit, use or interfere with, or endeavor to entice away from the Company (or any of its subsidiaries) any of its customers, vendors or employees, or (ii) employ any person who, at any time up to the Termination Date, was an employee of the Company or its subsidiaries without the written consent of the Company.

d)	ITK agrees that the provisions of this Section 11 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 11 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

12.	Indemnification. With respect to any acts or failures to act during the term of this Agreement in ITK’s capacity as an officer of the Company, ITK shall be entitled to indemnification (including reimbursement of reasonable attorney’s fees and costs) and liability insurance coverage provided at the Company’s cost, in each case, on substantially the same basis as other executive officers of the Company; provided, however, that, for the avoidance of doubt, such indemnification will not be provided with respect to (a) any acts or failures to act that constitute willful misconduct or gross negligence or (b) any dispute arising under or relating to this Agreement.

13.	Liability Limitation. In no event shall either party be liable to the other party whether in contract, tort or otherwise, for payment of any special, indirect, incidental, consequential or similar damages. Any and all actions, causes of action, contracts, demands or claims, whether in contract, negligence or otherwise known to law, which the Company may have arising out of the Work provided by ITK under this Agreement (hereinafter referred to as “claims” or “claim”) shall be limited to the compensation paid to ITK for the portion of the Work giving rise to liability, except when “gross negligence” and/or “willful malfeasance” on the part of ITK is determined, in which case there are no limitations.

14.	Notices. All notices required under this Agreement shall be deemed given when sent by email, overnight courier or registered or certified mail, or when sent by telecopy, telegraph or other graphic, electronic means and confirmed by overnight courier or registered or certified mail addressed to the address set forth in the preamble to this Agreement. Either Party shall have the right to change the address or name of the person to whom such notices are to be delivered by notice to the other Party.

15.	Company Policies. ITK will comply with the Company’s Code of Ethics and Insider Trading Policy, attached as Exhibits A and B hereto, as amended and supplemented from time to time as well as any other written Company policies and procedures which may be implemented by the Company and provided to ITK (collectively, “Company Policies”), as each may be modified from time to time. Except as otherwise agreed in writing, ITK shall recuse himself from participation in any matter in which he or any organization with which he is affiliated has an actual or potential conflict of interest. It shall be ITK’s express obligation to promptly inform the Company of the existence of any potential or actual conflict of interest. The Company shall be the final arbiter with respect to whether recusal is required.

16.	Law and Venue. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law provisions. Any dispute between the Parties shall be heard only in the Eighth Judicial District Court of Clark County in the State of Nevada.

17.	Waiver of Trial by Jury. The Company and ITK hereby knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based hereon, or arising out of, under or in connection with this agreement. This provision is a material inducement for the parties entering into this Agreement.

18.	Headings. The headings in this Agreement are provided for convenience of reference only and shall not affect the construction of the text of this Agreement.

19.	Non-Waiver. No waiver of any provision of this Agreement shall be deemed to be nor shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

20.	Cumulative Remedies. All rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

21.	Severability. If any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Agreement.

22.	Publicity. ITK shall not make any public disclosures regarding the Company, its subsidiaries or affiliates or the project for which he is performing the Work without the prior approval of the Company.

23.	Modifications. No amendment or modification to this Agreement shall be effective unless made in writing by mutual agreement of both parties.

24.	Termination of Prior Consulting Services Agreement. The Parties hereby mutually agree to terminate the prior Amended Consulting Services Agreement entered between the Parties on or about April 15, 2023 (the “Prior Consulting Agreement”), which termination will take effect upon the execution of this Agreement. The Parties agree that upon termination of the Prior Consulting Agreement, there are no rights or obligations that are owed to either Party under such agreement.

Atlas Lithium Corporation

By:	Marc Fogassa, CEO	Igor Tkachenko

Signature:

Date:

EXHIBIT A

CODE OF ETHICS

(See attached.)

EXHIBIT B

INSIDER TRADING POLICY

(See attached.)